Exhibit 99.1

RESTRICTED STOCK PLAN OF AFYA LTD.

1.	RSU’s Goals

1.1.	The granting of rights to receive in the future shares of AFYA Ltd. (the “Company”) has as an objective to contribute to the achievement of the Company’s financial and strategic goals, by aligning the interests of the shareholders, officers, managers and strategic talents of the Company or any other of its controlled companies, thus enabling maximization of the value of the Company.

1.1.1.	To achieve said objectives, the Company shall grant to the Beneficiaries (as defined in Section 2.2(b) below) rights to receive Class A common shares of the Company (the “Shares”), under the terms and conditions of both this general plan (the “RSU”) and the agreement for the future granting of Shares to be entered into with each one of the Beneficiaries (the “RSU Agreement” and the “RSU Rights”, respectively).

1.1.2.	For the purposes of this RSU, one (1) RSU Right shall be equivalent to one (1) Share of the Company, with due regard to Section 4.2.3 and 4.2.4.

1.1.3.	The form of the RSU Agreement forms as integral part of this RSU as Exhibit 1.

1.1.4.	For purposes of this RSU, “RSU Rights” means the expectation of right by the Beneficiary to receive in the future a Share subject to the terms and conditions set forth in this RSU and in the respective RSU Agreement. For the avoidance of doubt, the RSU Rights are not and shall not be construed to be actual shares of the Company until the conversion of the RSU Rights into Shares.

2.	Management

2.1.	The management of this RSU shall be incumbent upon the People and ESG Committee of the Company, pursuant to the terms and conditions of the People and ESG Committee Internal Bylaws approved by the Board of Directors on May 5th, 2022 (the “Committee Bylaws”).

2.2.	In accordance with the terms and conditions of this RSU, Articles 24.6 and 24.7 of the Company’s Amended and Restated Articles of Association, as amended, from time to time (the “Articles of Association”) and the Committee Bylaws, the People & ESG Committee shall have full power to:

(a)	take all the necessary and appropriate measures for managing this RSU, including in terms of the construal, detailing and application of the general rules set forth herein;

(b)	select, at its sole discretion, who should be granted the RSU Rights, under the terms of Section 3 below (the “Beneficiaries”);

(c)	set forth the appropriate rules for the granting of the RSU Rights to each one of the Beneficiaries, approving the respective RSU Agreement, which may differ for each one of the Beneficiaries, in particular with respect to the criteria for the setting of the number of Shares subject to the RSU Rights;

(d)	amend the terms and conditions of the RSU Rights granted with the purpose of adapting them to any new legal requirements, including for the proper classification of this RSU under the law; and

(e)	authorize the Company's officers to execute RSU Agreements with several Beneficiaries, as well as any necessary amendments upon decision of the People and ESG Committee.

2.3.	The People and ESG Committee, exercising its powers, is subject only to the limits set in law, in the Articles of Association, the Committee Bylaws, in any shareholders’ agreements filed at the Company’s head office, and in this RSU.

3.	Beneficiaries

3.1.	Eligibility. In accordance with the conditions of this RSU, only employees, managers or executive officers of the Company and its controlled companies who have been selected by the People and ESG Committee of the Company shall be eligible to participate as Beneficiaries in the RSU.

3.2.	Execution. The RSU Rights shall be granted by the execution of the RSU Agreement.

4.	Shares subject to the RSU

4.1.	Number of Shares per Beneficiary. Upon granting of the RSU Rights, the People and ESG Committee shall define the number of RSU Rights attributable to each Beneficiary, under the conditions provided for in this RSU.

4.2.	Total number of Shares. The total number of outstanding RSU Rights subject to this RSU will not exceed, on any date, one point two percent (1.2%) (the “Limit”) of the total number of shares issued by the Company. Notwithstanding, the Limit may be exceeded in case the People and ESG Committee decides to approve the use of existing treasury shares of the Company for the future transfer of Shares under this RSU (the “Indicated Treasury Shares”). Any Indicated Treasury Shares shall not be used by the Company for any other purpose. The Shares issued by the Company to the Beneficiary to allow the conversion of the RSU Rights into Shares will be deducted from the Limit and therefore cannot be used for future grants. Any treasury shares transferred by the Company to the Beneficiary to allow the conversion of the RSU Rights into Shares (the “Treasury Shares”) will not be deducted from the Limit.

4.2.1.	The Limit of outstanding RSU Rights shall be independent of any limits established by any other long-term incentive plan of the Company.

4.2.2.	The Shares subject to the RSU Rights shall be class A common shares of a nominal or par value of US$ 0.00005 (each), which shall confer to its holder all the rights set forth in the Articles of Association.

4.2.3.	In accordance with Article 4.1(a) and Article 23.4 (a) of the Articles of Association, the Board of Directors shall approve the issue of Shares and/or the transfer of Treasury Shares arising from the conversion of each RSU Right Share.

4.2.4.	The number of Shares to be issued or transferred upon conversion shall be net of the total amount of withholding income tax and social security contributions due as a result of the issue or transfer of the Shares, and so that the Beneficiary will receive an after-tax net number of Shares that is less than one (1) Share per each RSU Right.

Formula
Number of Shares to be issued or transferred = Number of RSU Rights – Total amount of withholding income tax and social security contributions

4.3.	Shareholder rights. No shareholder rights (including, but not limited to voting and dividend rights) will be granted to the Beneficiary up to the conversion of the RSU Rights into Shares, subject to the provisions set forth in Sections 4.4 and 5.2 below.

4.4.	Dividend rights. The Beneficiary shall be entitled to one hundred per cent (100%) of the dividends or of any other earnings attributed to the Shares resulting from the conversion of RSU Rights by him/her, in accordance with the Articles of Association and all applicable laws (the “Earnings”) declared after the conversion of the RSU Right into Shares and so long as the Beneficiary holds the Shares, without prejudice to all the rights inherent to such Beneficiary’s status as shareholder so long as such Beneficiary remains the holder of the Shares.

5.	Vesting Period and Conversion Windows

5.1.	Vesting Period. Each year, beginning on May 1 of the year following the date of execution of the RSU Agreement, a portion of the lot of RSU Rights granted to each Beneficiary will vest according to the table below, and the Beneficiary will convert such vested RSU Rights to receive the corresponding Shares (each period below referred to as a “Vesting Period”), resulting in a total Vesting Period of four (4) years per each granting.

Vesting Period	Volume of RSU Rights
May 1st of the year following the execution of the relevant RSU Agreement	10%
May 1st of the second year following the execution of the relevant RSU Agreement	20%
May 1st of the third year following the execution of the relevant RSU Agreement	30%
May 1st of the fourth year following the execution of the relevant RSU Agreement	40%

5.1.1.	The Company shall have a term of up to ten (10) business days counted from each Vesting Period to deliver the Shares to the Beneficiary equivalent to his/her RSU Rights net of the withholding tax indicated in Clause 4.2.4, vested in the end of the relevant Vesting Period (the “Delivery Window”). The Beneficiary will be solely responsible for all arrangements necessary to allow himself/herself to receive the Shares through a Transfer Agent authorized by the Company, including providing information and documents, paying any taxes or fees to the Transfer Agent, making enrollments and registrations, opening and maintaining accounts exclusively in the individual name of the Beneficiary with such Transfer Agent and any other related action (the “Account Obligations”). The Beneficiary will lose his/her rights to receive the Shares in connection with the vested RSU Rights of the relevant Vesting Period if, by the end of a two (2) months term, the Shares are not issued or transferred to the Beneficiary as a result of failure by the Beneficiary to make all such arrangements related to the Account Obligations.

5.1.1.1.       Any portion of the RSU Rights not converted under the terms and conditions set forth in this RSU and/or the RSU Agreement shall legally cease, without notice to that effect, and the Beneficiary shall not be entitled to any indemnity or right to convert, in the future, any accumulated non-converted amounts.

5.1.2.	For the purpose of converting the RSU Rights, the Beneficiary shall, at the Company's discretion: (i) sign the subscription letter or any other necessary document required by the Company, in the event of issuance of new shares by the Company; or (ii) countersign a share transfer form signed by the Company in the event of use by the Company of Treasury Shares, and the Company shall update its register of members to reflect the Beneficiary as the holder of the Shares subject of the portion of the RSU Rights converted.

5.1.3.	In the context of the RSU Rights, any income tax shall be withheld by the Company’s subsidiaries with which the Beneficiary has an effective employment agreement in force or a services agreement in force as an officer or director. Such subsidiary shall be responsible to pay any other applicable labor and/or tax expenses in accordance to the law where the subsidiary is located.

5.1.4.	The amounts arising out of this RSU, any Program or the RSU Agreement will not trigger any Brazilian labor repercussion (reflexos trabalhistas) or increase any remuneration or payment due to the Beneficiary, such as payments for vacation, Christmas bonus (the so-called “13th salary”), payment in lieu of notice or unemployment severance fund (the so-called “FGTS”), among others – except if the Beneficiary (a) is a worker hired as employee under the Brazilian Consolidation of Labor Laws and (b) does not fulfill the requirements established in article 444, sole paragraph of the Brazilian Consolidation of Labor Laws, combined with art. 611-A of the Brazilian Consolidation of Labor Laws.

5.2.	Additional Grants and Additional Vesting Period. In addition to the Vesting Period established in the RSU Agreement, the People and ESG Committee may, during the course of the RSU Agreement, define new vesting period conditions and grant additional RSU Rights with specific volumes, by signing a new RSU Agreement with the Beneficiary.

5.3.	No Strike Price. The granting of the RSU Rights, as well as the transfer/issuance of Shares by the Company to the Beneficiary in lieu of the RSU Rights, shall be made free of charge to the Beneficiary, other than the applicable withholding tax conditions described in Clause 4.2.4.

5.4.	No Lock-up. There will be no lock-up rules. As an exception, the People and ESG Committee may provide for lock-up rules by which the Beneficiary shall not sell, transfer or in any way dispose the Shares acquired during specific short periods if required by applicable law or legislation or the Statement Trading Policy of the Company, or if advised by the Company’s legal counsel.

6.	Termination/Resignation

6.1.	If any of the Beneficiaries is no longer an officer and/or employee of the Company and/or controlled companies, the following procedures and consequences shall be noted with respect to the RSU Rights:

Event	Rights
Voluntary resignation and/or request of resignation	The Beneficiary will lose the right to convert the non-vested portion and will have no rights to receive Pro Rata Portion Rights as established in Section 6.2.1
a) Termination without cause and Removal without cause; b) Death or permanent disability	The Beneficiary will lose the right to convert the non-vested portion and will have rights to receive Pro Rata Portion Right as established in Section 6.2 provided that the event occurs between January 1st and April 30th of the relevant year of the Vesting Period;
Termination for cause	The Beneficiary will lose the right to convert the vested portions not yet delivered and the nonvested portions

6.2.	Pro Rata Portion Right. In the event of (a) Beneficiary’s death or permanent disability, or (b) termination of the Beneficiary’s employment agreement, officer agreement or services agreement by the Company and/or controlled companies without cause (including in the event of removal of his/her position as officer or non-renewal of his/her term as officer) (each such event referred to as an “Event”), the Beneficiary (or his/her successor) will vest on May 1 of the relevant year a pro rata portion of the lot of RSU Rights that would vest in the then current Vesting Period, proportionately to the number of complete months elapsed between the beginning of such Vesting Period until the Event, provided that the Event occurs between January 1st and April 30th of the relevant year of the Vesting Period (the “Pro Rata Portion Right”).

6.2.1. For the avoidance of doubt, in case of termination with cause by the Company or in case of voluntary resignation and/or request of resignation by the Beneficiary, the Beneficiary will not be entitled to the Pro Rata Portion Right.

6.3.	The RSU Rights granted to a Beneficiary, but otherwise canceled or extinguished in relation to such Beneficiary due to the provisions of Section 6.1 before such RSU Rights are converted into Shares may be reallocated and granted once again, both for Beneficiaries of Programs already in effect and/or for new Beneficiaries, at the discretion of the People and ESG Committee.

7.	Liquidity Events

7.1.	Change of Control. For the purpose of this RSU, the expression “Change of Control” means (a) any direct or indirect change in the Company’s capital stock that results in Bertelsmann SE& Co. KGaA or any of its affiliates (“Bertelsmann”) ceasing to be the (i) controlling shareholder of the Company in a result of a transaction or a series of transactions that results in Bertelsmann selling at least 75% of its ownership at the Company for cash to any other third parties at any time.

7.1.1.	For purposes of this RSU, it shall not be a Change of Control (i) any direct or indirect change of control of Bertelsmann or any change to its equity ownership; or (ii) in the event of permitted transfers, as provided for in any shareholders’ agreement filed at the Company’s headquarters or in the Articles of Association.

7.1.2.	Non-Vested Portion. In case of a Change of Control, the Beneficiaries’ RSU Rights related to any non-completed Vesting Period(s) will be accelerated. The Company will convert the RSU Rights within no more than ten (10) calendar days from the Change of Control.

7.1.3.	In the event of a Change of Control, each Beneficiary shall have the right, in his/her sole discretion, to dispose his/her Shares to an offering party at the same price and under the same conditions offered to Bertelsmann (the “Beneficiary Change of Control Rights” and the “Bertelsmann Divestment”, respectively). The number of Shares subject to the Beneficiary Change of Control Rights shall represent the same proportion of the Company’s shares sold by Bertelsmann in the context of the Bertelsmann Divestment. Subject to the same proportion indicated in this clause, the Beneficiaries shall have the right to include Shares arising out of the accelerated conversion of non-vested RSU Rights in the Beneficiary Change of Control Rights.

7.1.4.	The Company shall notify the Beneficiary informing (i) that a Bertelsmann Divestment event has occurred; and (ii) the price and payment terms and conditions. Within five (5) days from the receipt by the Beneficiary of the notice, the Beneficiary may, but shall not be obliged to, send a counter-notification to the CEO of the Company, copying the Legal Director informing his/her decision to exercise the Beneficiary Change of Control Rights. The Beneficiary’s failure to submit the counter-notification within the period set forth herein shall be deemed as a waiver of his/her Beneficiary Change of Control Rights in relation to the relevant sale.

7.2.	Delisting Event. For the purpose of this RSU, the expression “Delisting Event” means a delisting of the Company from NASDAQ, i.e., the shares issued by the Company ceasing to be traded at NASDAQ (a “Delisting”).

7.2.1.	In the event a Delisting Event results in a public tender offer indistinctively directed to the Company’s shareholders for the acquisition of the shares issued by the Company, then the acceleration provided for in Section 7.1.2 and all the terms and deadlines established in this Section 7.1.3 shall be adapted, if necessary and to the maximum possible extent, as to allow the Beneficiaries to transfer his/her Shares (including those Shares arising out of the acceleration of non-vested RSU Rights and of the conversion of vested RSU Rights) under the terms and conditions of such public tender offer.

7.2.2.	In case of a Delisting, (i) each of the Beneficiaries will sell to the Company all his/her Shares (including those Shares arising out of the acceleration of non-vested RSU Rights and of the conversion of vested RSU Rights) and, once these RSU Rights are converted, the Company will have the obligation to purchase the Shares held by the respective Beneficiary, and; (ii) the Company will have the obligation to acquire all of each Beneficiary’s Shares (including those Shares arising out of the acceleration of non-vested RSU Rights and of the conversion of vested RSU Rights) and, once this RSU Rights are converted, the Beneficiaries will have the obligation to sell their Shares in case of Delisting, under the price, terms and conditions of the Delisting public offer, if any, applicable to each share issued by the Company (the “Delisting Price”).

7.2.3.	The Change of Control and Delisting Sections shall apply in the event the Beneficiary has ceased to be a manager and/or employee of the Company and/or controlled companies exclusively as a result of a termination without cause by the Company and/or controlled companies less than ninety (90) days counted before the Change of Control or Delisting events.

8.	Term and Termination of this RSU

8.1.	This RSU will be in force indefinitely, as of this date, and may be terminated at any time by decision of the People and ESG Committee.

8.1.1.	The termination of this RSU shall not affect the validity of the RSU Rights still in effect based on this RSU.

8.2.	The RSU Rights shall be legally terminated without any right to compensation or indemnity to the Beneficiary: (i) due to its full conversion as authorized in this RSU; or (ii) due to the end of the term for its conversion, or (iii) due to resignation of the Company’s Beneficiary, under the conditions provided for in Section 6 above; or (iv) in the event of dissolution and liquidation of the Company.]

9.	Miscellaneous

9.1.	No provisions of this RSU shall neither confer to the Beneficiary any guarantee to remain in the Company as an employee or until the end of its term of office as manager, nor shall it ensure its re-election for the referred position, nor shall it interfere in any manner with the right reserved by the Company to dismiss the manager.

9.2.	Nothing in this RSU may, in any way, limit or restrict the ability of the Board of Directors, the People and ESG Committee or the Company's shareholders to resolve on: (i) any increase, reduction, adjustment, reorganization or other change in the Company's capital structure or business or in the Company's capital structure or business of any of its controlled companies; (ii) any corporate transaction, including but not limited to the merger, incorporation, incorporation of shares, spin-off (partial or total); (iii) any issuance of securities of the Company and/or its controlled companies; (iv) the dissolution and/or liquidation of the Company and/or of its controlled companies; (v) any sale or total or partial transfer of the assets or business of the Company and/or of its controlled companies; (vi) any other corporate act of the Company and/or of its controlled companies.

9.3.	Should any split-ups or reverse splits of the shares issued by the Company occur, the amount of RSU Rights granted in the context of this RSU shall be adjusted, proportionally, aiming to preserve the stake granted to each Beneficiary.

9.4.	Each Beneficiary must expressly adhere, by executing the RSU Agreement, to the terms and conditions of this RSU, without exceptions whatsoever.

9.5.	The People and ESG Committee may, in the interests of the Company and its shareholders, review the terms and conditions of this RSU, provided that any revisions will not affect the RSU Agreements already in force without the relevant Beneficiary consent. The People and ESG Committee shall not be obliged to give equal or the same treatment to the employees/managers eligible to the RSU or to the Beneficiaries, even if they are in a similar function, position, time of employment, hierarchy, or seniority, and there is no obligation to apply any principle of equality or analogy. The People and ESG Committee may also establish special treatment for special cases and situations. Such special treatment shall not constitute a precedent invocable by other Beneficiaries.

9.6.	Cases not referred to herein shall be decided on by the People and ESG Committee.

9.7.	The People and ESG Committee may, at its own discretion, on a case-by-case basis, approve the execution of RSU Agreements reflecting different procedures or consequences, as well as waive any of the rights established in this RSU / RSU Agreement.

9.8.	This RSU plan is governed by the laws of the Cayman Islands. ANY AND ALL DISPUTE OR CONTROVERSIES RELATING TO, OR ARISING FROM THE RSU PLAN, ANY PROGRAM, ANY RSU AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENTED RELATED THERETO, IN PARTICULAR INVOLVING THEIR APPLICATION, VALIDITY, EFFECTIVENESS, INTERPRETATION, VIOLATION OR EFFECTS SHALL BE SOLVED THROUGH AN ARBITRATION CONDUCTED BY THE CENTER FOR ARBITRATION AND MEDIATION OF THE CHAMBER OF COMMERCE BRAZIL-CANADA (CAM-CCBC), IN ACCORDANCE WITH ITS ARBITRATION REGULATION.